Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Registration Statement of AmeriFirst Fund I, LLC on Amendment No. 6 to Form S-1 (No. 333-98651) of our report dated January 2, 2003, relating to AmeriFirst Fund I, LLC's financial statements, which report includes an explanatory paragraph as to an uncertainty with respect to the Fund's ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Experts".



/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, NY
April 15, 2003